Exhibit 99.1

Avon Reports Second-Quarter 2018 Results
Majority of top markets showing improving revenue trends and Adjusted1 Operating Margin up 70 bps like-for-like1

Focus on Representative Satisfaction, Fast Innovation and Digital Capabilities to Regain Competitive Momentum

LONDON, August 2, 2018 - Avon Products, Inc. (NYSE:AVP) today announced its results for the quarter ended June 30, 2018.

Jan Zijderveld, Avon CEO said, “Entering my seventh month at Avon, I am encouraged by improved revenue growth in 3 of our top 5 markets and the promising trends we are seeing across the majority of the rest of our business. This is underpinned by our improving service quality and operational efficiencies, and in turn reflected in our higher operating margin. However, we are not yet satisfied with the overall operating results of the quarter.”

Mr. Zijderveld continued, “The senior leadership team and I continue to focus on immediate corrective priorities, while also finalizing plans for Avon's long-term success. We are prioritizing achieving profitable, sustainable topline growth by focusing on our Representative experience and satisfaction through enhanced training for 500,000 Representatives in the second half, as well as new sales incentives programs, better service and improved forecasting. We are becoming more agile, halving the time to bring on-trend products to market with over 200 expected to launch in the second half. We will support our second half global launches with an additional $30 million of advertising and marketing spend. And, finally, we are placing digital at the center of all actions to drive our future progress, enhancing our digital and e-commerce capabilities through initiatives such as our new mobile e-brochure, which is locally customizable and distributed via social media. This is an important first step to build a digital social selling beauty company."

“Importantly, Avon is rapidly injecting new talent and capabilities into the business, most notably a new Chief Digital Officer and three new General Managers in our top markets, while we continue to institute a performance culture through increased accountability, agility and speed of execution,” concluded Mr. Zijderveld.

Jamie Wilson, Avon CFO said, “During the second quarter, we successfully completed the early redemption of our 2019 bonds to reduce our debt and further strengthen our balance sheet. We also continued to generate efficiencies, and will strive to improve on these second quarter trends in the second half. We are strategically redirecting investments to support underlying growth initiatives.”

Highlights for Second Quarter of 2018:

•
Total Reportable Segment Revenue decreased 3% to $1.3 billion, or increased 2% in constant dollars[1], both including a 4% reporting benefit due to the impact of adopting the new revenue recognition standard required by generally accepted accounting principles in the United States ("GAAP")

•	The Brazil truckers' strike reduced Revenue and constant dollar Revenue by approximately 1%

•	Active Representatives and Ending Representatives, both from Reportable Segments, each declined 4%, or each declined approximately 3%, excluding the Brazil truckers' strike

•
Operating Margin increased 160 bps to 3.9% and Adjusted Operating Margin increased 60 bps to 5.7%, both including a decline of approximately 10 bps due to the impact of the new revenue recognition standard

•
Diluted Loss Per Share From Continuing Operations ("Diluted Loss Per Share") of $0.09 and Adjusted Diluted Loss Per Share From Continuing Operations ("Adjusted Diluted Loss Per Share") of $0.03, both including a negligible benefit due to the impact of the new revenue recognition standard

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New Revenue Recognition Standard (Accounting Standards Update 2014-09, Revenue from Contracts with Customers codified as Accounting Standards Codification Topic 606 ("ASC" 606))
As previously disclosed, during the first quarter, the Company adopted GAAP revenue recognition standard, ASC 606. The Company adopted the standard as a cumulative-effect adjustment as of January 1, 2018, therefore, comparative information for prior periods was not restated. The new standard has a significant impact on the presentation of sales incentives and Representative fees and associated costs, primarily for brochures.

The impact of the change in accounting for revenue recognition on second-quarter 2018 performance is summarized on pages 16-18 of this release.
Second-Quarter 2018 Income Statement Review (compared with second-quarter 2017)

•
Total revenue for Avon Products, Inc. decreased 3% to $1.4 billion, or increased 1% in constant dollars, both including a benefit of approximately 4% due to the impact of adopting the new revenue recognition standard and both including an approximate 1% unfavorable impact from the Brazil truckers' strike.

•	From reportable segments:

◦
Total revenue decreased 3% to $1.3 billion, or increased 2% in constant dollars, both including a benefit of approximately 4% due to the impact of adopting the new revenue recognition standard and both including an approximate 1% unfavorable impact from the Brazil truckers' strike.

◦
Active Representatives declined 4% driven by decreases in South Latin America, primarily Brazil, Europe, Middle East & Africa and North Latin America, or declined approximately 3% excluding the Brazil truckers' strike.

◦	Ending Representatives declined 4% with decreases reported in all segments.

◦
Average order in constant dollars increased 6%, including a benefit of approximately 4% due to the impact of adopting the new revenue recognition standard. Growth in South Latin America, North Latin America and Asia Pacific was offset by a decline in Europe, Middle East & Africa.

•
Gross margin and Adjusted gross margin each decreased 230 basis points to 60.1%, including a decline of approximately 330 basis points due to the impact of adopting the new revenue recognition standard. Gross margin and Adjusted gross margin were favorably impacted by non-recurring Brazil net tax recoveries and the net impact of price/mix, partially offset by higher supply chain costs.

•
Operating margin was 3.9% in the quarter, up 160 basis points, while Adjusted operating margin was 5.7%, up 60 basis points, both including a decline of approximately 10 basis points due to the implementation of the new revenue recognition standard. The Operating margin year-over-year comparison was favorably impacted by a loss contingency recorded in the prior year related to a non-U.S. pension plan. Both the Operating margin and Adjusted operating margin year-over-year comparisons were favorably impacted by non-recurring Brazil net tax recoveries.

•
The provision for income taxes was $37 million, compared with $34 million for second-quarter 2017. On an Adjusted basis, the provision for income taxes was $31 million, compared with $34 million for second-quarter 2017.

•
Net loss was $37 million, including a benefit of approximately $2 million due to the impact of the new revenue recognition standard, compared with a loss of $46 million for second-quarter 2017. Adjusted net loss was $8 million, including a benefit of approximately $2 million due to the impact of the new revenue recognition standard, compared with a loss of $8 million for second-quarter 2017.

•
Diluted loss per share was $0.09, including a negligible benefit due to the impact of the new revenue recognition standard, compared with a Diluted loss per share of $0.12 for second-quarter 2017. Adjusted diluted loss per share was $0.03, including a negligible benefit due to the impact of the new revenue recognition standard, compared with an Adjusted diluted loss per share of $0.03 for second-quarter 2017.

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Adjustments to Second-Quarter 2018 GAAP Results to Arrive at Adjusted Results
During the second quarter of 2018, the following adjustments were made to GAAP results to arrive at Adjusted results and, in total, reduced Diluted loss per share by approximately $0.06:

•	The Company recorded costs to implement ("CTI") restructuring within operating profit of approximately $24 million (before and after tax), primarily related to the Transformation Plan.

•	The Company recorded one-time tax reserves of approximately $6 million associated with its uncertain tax positions.

THREE MONTHS ENDED JUNE 30, 2018

SEGMENT RESULTS
($ in millions)
	Revenue			Active Representatives	Average Order C$	Units Sold	Price/ Mix C$	Ending Representatives
	US$		C$
Revenue & Drivers		% var. vs 2Q17	% var. vs 2Q17	% var. vs 2Q17	% var. vs 2Q17	% var. vs 2Q17	% var. vs 2Q17	% var. vs 2Q17

Europe, Middle East & Africa	$500.7	1%	—%	(3)%	3%	(3)%	3%	(2)%
South Latin America	516.1	(8)%	3%	(5)%	8%	(6)%	9%	(4)%
North Latin America	207.3	—%	3%	(5)%	8%	(6)%	9%	(8)%
Asia Pacific	113.1	(1)%	1%	(1)%	2%	—%	1%	(4)%
Total from reportable segments	1,337.2	(3)%	2%	(4)%	6%	(4)%	6%	(4)%
Other operating segments and business activities	14.7	(32)%	(32)%	(70)%	*	(33)%	1%	—%
Total Avon	$1,351.9	(3)%	1%	(4)%	5%	(5)%	6%	(4)%

Operating Profit/Margin	2018 Operating Profit US$	2018 Operating Margin US$	Change in US$ vs 2Q17	Change in C$ vs 2Q17

Segment profit/margin
Europe, Middle East & Africa	$74.4	14.9%	(140) bps	(150) bps
South Latin America	55.2	10.7	250	230
North Latin America	19.0	9.2	40	50
Asia Pacific	7.3	6.5	(250)	(200)
Total from reportable segments	155.9	11.7	40	20
Other operating segments and business activities	(0.6)
Unallocated global expenses	(78.6)
CTI restructuring initiatives	(23.7)
Total Avon	$53.0	3.9%	160 bps	180 bps

*Calculation not meaningful
Other operating segments and business activities include revenue from the sale of products to New Avon LLC since the separation of the Company's North America business into New Avon LLC on March 1, 2016 and ongoing royalties from the licensing of the Company's name and products. Other operating segments and business activities also include the business results for Australia and New Zealand, which the Company announced it would exit in 2018.

Page | 3

Second-Quarter 2018 Segment Review (compared with second-quarter 2017)
With regards to the discussion below on segment revenue, the difference between the reported and constant-dollar revenue growth is the estimated impact of foreign currency translation.
Total Reportable Segment revenue decreased 3% to $1.3 billion, or increased 2% in constant dollars, both including a benefit of approximately 4% due to the impact of adopting the new revenue recognition standard. Revenue and constant-dollar revenue were impacted by declines in Active Representatives, primarily in Brazil, Russia and Mexico. The Company experienced continued variability with challenges in key markets, particularly Brazil, including the impact of the truckers' strike.

•
Europe, Middle East & Africa revenue was up 1%, or relatively unchanged in constant dollars, both including a benefit of approximately 3% due to the impact of adopting the new revenue recognition standard. Revenue and constant-dollar revenue were impacted by a decrease in Active Representatives.

◦
Russia revenue was down 5%, or up 3% in constant dollars, both including a benefit of approximately 4% due to the impact of adopting the new revenue recognition standard. Revenue and constant-dollar revenue were impacted by a decrease in Active Representatives, partially offset by higher average order.

◦
U.K. revenue was down 3%, or 9% in constant dollars, both including a benefit of approximately 4% due to the impact of adopting the new revenue recognition standard. Revenue and constant-dollar revenue were impacted by a decrease in Active Representatives, partially offset by higher average order.

•
South Latin America revenue was down 8%, or up 3% in constant dollars, both including a benefit of approximately 5% due to the impact of adopting the new revenue recognition standard. Revenue and constant-dollar revenue were impacted by a decrease in Active Representatives, partially offset by higher average order. Revenue and constant-dollar revenue were primarily impacted by a decline in Brazil, partially offset by growth in Argentina, driven by inflationary pricing.

◦
Brazil revenue was down 13%, or 2% in constant dollars, both including a benefit of approximately 9% due to the impact of adopting the new revenue recognition standard. Revenue and constant-dollar revenue were impacted by a decrease in Active Representatives, as well as lower average order.

◦
Brazil suffered an outsized impact from the trucking strike in the second quarter, which resulted in lower sales, slower cash collection, higher inventory levels and loss of Representatives. The Company is taking corrective actions to re-energize the market including implementing new Representative training programs, implementing Sales Leader and Top Seller incentives, and launching relevant product offerings supported by an increased media investment of $10 million in the second half of 2018.

•
North Latin America revenue was relatively unchanged, or up 3% in constant dollars, both including a benefit of approximately 5% due to the impact of adopting the new revenue recognition standard. Revenue and constant-dollar revenue were impacted by a decrease in Active Representatives, partially offset by higher average order.

◦
Mexico revenue was up 2%, or up 6% in constant dollars, both including a benefit of approximately 6% due to the impact of adopting the new revenue recognition standard. Revenue and constant-dollar revenue were impacted by higher average order, offset by a decrease in Active Representatives.

•
Asia Pacific revenue was down 1%, or up 1% in constant dollars, both including a benefit of approximately 1% due to the impact of adopting the new revenue recognition standard. Revenue and constant-dollar revenue were impacted by higher average order, offset by a decrease in Active Representatives.

◦
Philippines revenue was down 3%, or up 2% in constant dollars, both including a benefit of approximately 2% due to the impact of adopting the new revenue recognition standard. Revenue and constant-dollar revenue were impacted by an increase in Active Representatives, offset by lower average order.

Second-Quarter 2018 Cash Flow Review (compared with second-quarter 2017)

•
Net cash used by operating activities of continuing operations was $107 million for the six months ended June 30, 2018, compared with net cash provided by operating activities of continuing operations of $11 million in the same period in 2017. The approximate $118 million increased use of net cash from continuing operating activities was primarily due to higher inventory purchases, the timing of payments, the costs associated with the prepayment of the Company's 6.5% Notes in the second quarter of 2018, and a $10 million contribution to the U.S. pension plan, partially offset by lower net receivables.

Page | 4

•
Net cash used by investing activities of continuing operations was $50 million for the six months ended June 30, 2018, compared with $40 million in the same period in 2017. The approximate $10 million increased use of net cash from continuing investing activities was primarily due to higher capital expenditures.

•
Net cash used by financing activities of continuing operations was $252 million for the six months ended June 30, 2018, compared with $13 million in the same period in 2017. The approximate $239 million increased use of net cash from continuing financing activities was primarily due to the prepayment of the Company's 6.5% Notes in the second quarter of 2018.

Conference call
Avon will conduct a conference call at 9:00 a.m. Eastern Time today to discuss its quarterly results. The dial-in number for the call is (800) 843-2086 in the U.S. or +1 (706) 643-1815 from non-U.S. locations (conference ID number: 1961989). The call and related slide presentation will be webcast live at www.avoninvestor.com and can be accessed or downloaded from that site for a period of one year. Please note that the Company intends to file its Form 10-Q on August 3, 2018.
About Avon Products, Inc.
Avon is the Company that for 130 years has proudly stood for beauty, innovation, optimism and, above all, for women. Avon products include well-recognized and beloved brands such as ANEW, Avon Color, Avon Care, Skin-So-Soft, and Advance Techniques sold through approximately 6 million active independent Avon Sales Representatives. Learn more about Avon and its products at www.avoncompany.com.

Contacts:

INVESTORS:	MEDIA:

Avon Investor Relations	Avon Corporate Relations
Connie Weaver	Chris Wermann
or	or
Gina Grant	Brunswick Group
(212) 282-5320	Patricia Graue
(212) 333-3810
Footnotes
1 "Adjusted" items refer to financial measures that are derived from measures calculated in accordance with GAAP, but which have been adjusted to exclude certain items. "Like-for-like" refers to comparable year-over-year figures that exclude the impact of the adoption of ASC 606. Other Adjusted financial measures that the Company refers to include constant dollar ("C$") items. All of these adjusted items are Non-GAAP financial measures as described below under "Non-GAAP Financial Measures." These Non-GAAP measures should not be considered in isolation, or as a substitute for, or superior to, financial measures calculated in accordance with GAAP.  Please refer to the Company's "Non-GAAP Financial Measures" description at the end of this release and the reconciliations the Company provides of these Non-GAAP financial measures to their comparable GAAP measures.
Forward-Looking Statements
This press release contains “forward-looking statements” that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements relating to the Company’s growth and long-term success, improved representative engagement and service, efforts to implement new digital strategies and advertising spend. Because forward-looking statements inherently involve risks and uncertainties, actual future results may differ materially from those expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, the possibility of business disruption, competitive uncertainties, and general economic and business conditions in Avon’s markets as well as the other risks detailed in Avon’s filings with the Securities and Exchange Commission. Avon undertakes no obligation to update any statements in this press release for changes that happen after the date of this release.

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AVON PRODUCTS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In millions, except per share data)

	Three Months Ended		Percent Change	Six Months Ended		Percent Change
	June 30			June 30
	2018	2017		2018	2017
Net sales	$1,268.8	$1,353.5	(6)%	$2,578.4	$2,651.6	(3)%
Other revenue	83.1	42.4		167.0	77.4
Total revenue	1,351.9	1,395.9	(3)%	2,745.4	2,729.0	1%
Cost of sales	539.7	525.0		1,119.4	1,042.1
Selling, general and administrative expenses	759.2	838.2		1,528.1	1,624.4
Operating profit	53.0	32.7	62%	97.9	62.5	57%
Interest expense	34.5	36.1		70.7	71.2
Loss on extinguishment of debt	2.9	—		2.9	—
Interest income	(3.5)	(3.1)		(7.7)	(7.8)
Other expense, net	19.4	11.9		21.9	18.0
Total other expenses	53.3	44.9		87.8	81.4
(Loss) Income before income taxes	(0.3)	(12.2)	*	10.1	(18.9)	*
Income taxes	(36.7)	(33.6)		(68.2)	(63.4)
Loss from continuing operations, net of tax	(37.0)	(45.8)	*	(58.1)	(82.3)	29%
	—	—		—	—
Net loss	(37.0)	(45.8)	19%	(58.1)	(82.3)	29%
Net loss attributable to noncontrolling interests	0.9	0.3		1.7	0.3
Net loss attributable to Avon	$(36.1)	$(45.5)	21%	$(56.4)	$(82.0)	31%
Loss per share:(1)
Basic
Basic EPS from continuing operations	$(0.09)	$(0.12)	25%	$(0.15)	$(0.21)	29%
Diluted
Diluted EPS from continuing operations	$(0.09)	$(0.12)	25%	$(0.15)	$(0.21)	29%

Weighted-average shares outstanding:
Basic	442.2	439.9		441.5	439.3
Diluted	442.2	439.9		441.5	439.3

* Calculation not meaningful

(1) Under the two-class method, loss per share is calculated using net loss allocable to common shares, which is derived by reducing net loss by the loss allocable to participating securities and earnings allocated to convertible preferred stock. Net loss allocable to common shares used in the basic and diluted loss per share calculation was ($41.7) and ($50.6) for the three months ended June 30, 2018 and 2017, respectively. Net loss allocable to common shares used in the basic and diluted loss per share calculation was ($67.8) and ($92.4) for the six months ended June 30, 2018 and 2017, respectively.

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AVON PRODUCTS, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In millions)

	June 30,	December 31,
	2018	2017
Assets
Current Assets
Cash and cash equivalents	$443.9	$881.5
Accounts receivable, net	386.4	457.2
Inventories	662.2	598.2
Prepaid expenses and other	290.9	296.4
Total current assets	1,783.4	2,233.3
Property, plant and equipment, at cost	1,402.9	1,481.9
Less accumulated depreciation	(768.7)	(779.2)
Property, plant and equipment, net	634.2	702.7
Goodwill	94.9	95.7
Other assets	573.9	666.2
Total assets	$3,086.4	$3,697.9
Liabilities, Series C Convertible Preferred Stock and Shareholders’ Deficit
Current Liabilities
Debt maturing within one year	$12.0	$25.7
Accounts payable	729.5	832.2
Accrued compensation	109.2	130.3
Other accrued liabilities	400.9	405.6
Sales taxes and taxes other than income	123.4	153.0
Income taxes	8.6	12.8
Total current liabilities	1,383.6	1,559.6
Long-term debt	1,630.3	1,872.2
Employee benefit plans	134.2	150.6
Long-term income taxes	97.6	84.9
Long-term sales taxes and taxes other than income	191.1	193.1
Other liabilities	80.3	84.4
Total liabilities	3,517.1	3,944.8

Series C convertible preferred stock	479.8	467.8

Shareholders’ Deficit
Common stock	190.3	189.7
Additional paid-in capital	2,297.5	2,291.2
Retained earnings	2,210.0	2,320.3
Accumulated other comprehensive loss	(1,014.4)	(926.2)
Treasury stock, at cost	(4,602.3)	(4,600.0)
Total Avon shareholders’ deficit	(918.9)	(725.0)
Noncontrolling interests	8.4	10.3
Total shareholders’ deficit	(910.5)	(714.7)
Total liabilities, series C convertible preferred stock and shareholders’ deficit	$3,086.4	$3,697.9

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AVON PRODUCTS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In millions)

	Six Months Ended
	June 30
	2018	2017
Cash Flows from Operating Activities
Net loss	$(58.1)	$(82.3)
Adjustments to reconcile net loss to net cash (used) provided by operating activities:
Depreciation	41.6	41.7
Amortization	13.8	15.0
Provision for doubtful accounts	86.2	113.0
Provision for obsolescence	13.3	16.5
Share-based compensation	7.5	16.2
Foreign exchange losses	13.5	8.5
Deferred income taxes	(0.2)	12.0
Other	3.2	16.1
Changes in assets and liabilities:
Accounts receivable	(50.0)	(92.0)
Inventories	(99.7)	(36.1)
Prepaid expenses and other	1.7	14.2
Accounts payable and accrued liabilities	(76.6)	(53.2)
Income and other taxes	(0.3)	(5.0)
Noncurrent assets and liabilities	(2.6)	26.6
Net cash (used) provided by operating activities of continuing operations	(106.7)	11.2
Cash Flows from Investing Activities
Capital expenditures	(48.0)	(43.0)
Disposal of assets	1.4	2.7
Other investing activities	(3.3)	(0.1)
Net cash used by investing activities of continuing operations	(49.9)	(40.4)
Cash Flows from Financing Activities
Debt, net (maturities of three months or less)	(10.4)	(4.4)
Repayment of debt	(238.6)	(2.0)
Repurchase of common stock	(3.2)	(6.4)
Other financing activities	(0.1)	(0.2)
Net cash used by financing activities of continuing operations	(252.3)	(13.0)
Cash Flows from Discontinued Operations
Net cash used by operating activities of discontinued operations	—	(6.4)
Net cash used by discontinued operations	—	(6.4)
Effect of exchange rate changes on cash and cash equivalents	(28.7)	28.0
Net decrease in cash and cash equivalents	(437.6)	(20.6)
Cash and cash equivalents at beginning of year	881.5	654.4
Cash and cash equivalents at end of period	$443.9	$633.8

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AVON PRODUCTS, INC.
SUPPLEMENTAL SCHEDULE
(Unaudited)
(In millions)

CATEGORY SALES FROM REPORTABLE SEGMENTS (US$)
	Consolidated
	Reported				Excluding the impact of adopting ASC 606
	Three Months Ended June 30		US$	C$	US$	C$
	2018	2017	% var. vs 2Q17	% var. vs 2Q17	% var. vs 2Q17	% var. vs 2Q17
Beauty:
Skincare	$372.4	$396.3	(6)%	(2)%	(7)%	(3)%
Fragrance	347.8	366.7	(5)	—	(6)	(1)
Color	212.4	234.1	(9)	(5)	(10)	(6)
Total Beauty	932.6	997.1	(6)	(2)	(7)	(3)
Fashion & Home:
Fashion (jewelry/watches/apparel/ footwear/accessories/children's)	185.9	200.8	(7)	(5)	(8)	(6)
Home (gift & decorative products/housewares/ entertainment & leisure/children's/nutrition)	144.3	145.5	(1)	7	(1)	6
Total Fashion & Home	330.2	346.3	(5)	—	(5)	(1)
Net sales from reportable segments	1,262.8	1,343.4	(6)	(2)	(7)	(2)
Other revenue from reportable segments	74.4	31.0	*	*	*	*
Total revenue from reportable segments	1,337.2	1,374.4	(3)	2	(7)	(2)
Total revenue from Other operating segments and business activities	14.7	21.5	(32)	(32)	(32)	(32)
Total revenue	$1,351.9	$1,395.9	(3)	1	(7)	(3)

*Calculation not meaningful

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AVON PRODUCTS, INC.
SUPPLEMENTAL SCHEDULE
(Unaudited)
(In millions)

CATEGORY SALES FROM REPORTABLE SEGMENTS (US$)
	Consolidated
	Reported				Excluding the impact of adopting ASC 606
	Six Months Ended June 30		US$	C$	US$	C$
	2018	2017	% var. vs 1H17	% var. vs 1H17	% var. vs 1H17	% var. vs 1H17
Beauty:
Skincare	$761.5	$778.0	(2)%	(2)%	(3)%	(3)%
Fragrance	701.8	708.7	(1)	1	(2)	(1)
Color	448.1	473.3	(5)	(5)	(6)	(6)
Total Beauty	1,911.4	1,960.0	(2)	(2)	(4)	(3)
Fashion & Home:
Fashion (jewelry/watches/apparel/ footwear/accessories/children's)	374.5	392.7	(5)	(5)	(6)	(7)
Home (gift & decorative products/housewares/ entertainment & leisure/children's/nutrition)	273.7	278.6	(2)	2	(3)	1
Total Fashion & Home	648.2	671.3	(3)	(2)	(5)	(4)
Net sales from reportable segments	2,559.6	2,631.3	(3)	(2)	(4)	(3)
Other revenue from reportable segments	150.1	56.4	*	*	*	*
Total revenue from reportable segments	2,709.7	2,687.7	1	2	(4)	(3)
Total revenue from Other operating segments and business activities	35.7	41.3	(14)	(15)	(17)	(18)
Total revenue	$2,745.4	$2,729.0	1	2	(4)	(4)

*Calculation not meaningful

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AVON PRODUCTS, INC.
SUPPLEMENTAL SCHEDULE
NON-GAAP FINANCIAL MEASURES
(Unaudited)
(In millions, except per share data)
This supplemental schedule provides adjusted Non-GAAP financial information and a quantitative reconciliation of the difference between the Non-GAAP financial measure and the most directly comparable financial measure calculated and reported in accordance with GAAP.

	THREE MONTHS ENDED JUNE 30, 2018
	Reported (GAAP)	CTI restructuring initiatives	Special tax items	Adjusted (Non-GAAP)
Total revenue	$1,351.9	$—	$—	$1,351.9
Cost of sales	539.7	0.5	—	539.2
Selling, general and administrative expenses	759.2	23.2	—	736.0
Operating profit	53.0	23.7	—	76.7
(Loss) Income before income taxes	(0.3)	23.7	—	23.4
Income taxes	(36.7)	—	5.5	(31.2)
Net loss	$(37.0)	$23.7	$5.5	$(7.8)

Diluted EPS	$(0.09)			$(0.03)

Gross margin	60.1%	—	—	60.1%
SG&A as a % of revenues	56.2%	(1.8)	—	54.4%
Operating margin	3.9%	1.8	—	5.7%
Effective tax rate	*			*

*Calculation not meaningful
Amounts in the table above may not necessarily sum because the computations are made independently.
Note: The diluted EPS impact for each Non-GAAP item on the table above is not provided due to the participation rights of the Series C convertible preferred stock. The Reported and Adjusted diluted EPS are calculated independently and factor in the participation rights of the Series C convertible preferred stock, and, therefore, would cause the amounts not to sum to Adjusted diluted EPS from continuing operations.

Page | 11

AVON PRODUCTS, INC.
SUPPLEMENTAL SCHEDULE
NON-GAAP FINANCIAL MEASURES
(Unaudited)
(In millions, except per share data)
This supplemental schedule provides adjusted Non-GAAP financial information and a quantitative reconciliation of the difference between the Non-GAAP financial measure and the most directly comparable financial measure calculated and reported in accordance with GAAP.

	SIX MONTHS ENDED JUNE 30, 2018
	Reported (GAAP)	CTI restructuring initiatives	Special tax items	Adjusted (Non-GAAP)
Total revenue	$2,745.4	$—	$—	$2,745.4
Cost of sales	1,119.4	1.1	—	1,118.3
Selling, general and administrative expenses	1,528.1	33.5	—	1,494.6
Operating profit	97.9	34.6	—	132.5
Income before income taxes	10.1	34.6	—	44.7
Income taxes	(68.2)	(2.1)	14.7	(55.6)
Net loss	$(58.1)	$32.5	$14.7	$(10.9)

Diluted EPS	$(0.15)			$(0.05)

Gross margin	59.2%	—	—	59.3%
SG&A as a % of revenues	55.7%	(1.2)	—	54.4%
Operating margin	3.6%	1.2	—	4.8%
Effective tax rate	*			*

*Calculation not meaningful
Amounts in the table above may not necessarily sum because the computations are made independently.
Note: The diluted EPS impact for each Non-GAAP item on the table above is not provided due to the participation rights of the Series C convertible preferred stock. The Reported and Adjusted diluted EPS are calculated independently and factor in the participation rights of the Series C convertible preferred stock, and, therefore, would cause the amounts not to sum to Adjusted diluted EPS from continuing operations.

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AVON PRODUCTS, INC.
SUPPLEMENTAL SCHEDULE
NON-GAAP FINANCIAL MEASURES
(Unaudited)
(In millions, except per share data)
This supplemental schedule provides adjusted Non-GAAP financial information and a quantitative reconciliation of the difference between the Non-GAAP financial measure and the financial measure calculated and reported in accordance with GAAP.

	THREE MONTHS ENDED JUNE 30, 2017
	Reported (GAAP)	CTI restructuring initiatives	Loss contingency	Adjusted (Non-GAAP)
Total revenue	$1,395.9	$—	$—	$1,395.9
Cost of sales	525.0	—	—	525.0
Selling, general and administrative expenses	838.2	20.3	18.2	799.7
Operating profit	32.7	20.3	18.2	71.2
(Loss) Income before income taxes	(12.2)	20.3	18.2	26.3
Income taxes	(33.6)	(0.8)	—	(34.4)
Net loss	$(45.8)	$19.5	$18.2	$(8.1)

Diluted EPS	$(0.12)			$(0.03)

Gross margin	62.4%	—	—	62.4%
SG&A as a % of revenues	60.1%	(1.5)	(1.3)	57.3%
Operating margin	2.3%	1.5	1.3	5.1%
Effective tax rate	*			*

*Calculation not meaningful
Amounts in the table above may not necessarily sum because the computations are made independently.
Note: The diluted EPS impact for each Non-GAAP item on the table above is not provided due to the participation rights of the Series C convertible preferred stock. The Reported and Adjusted diluted EPS are calculated independently and factor in the participation rights of the Series C convertible preferred stock, and, therefore, would cause the amounts not to sum to Adjusted diluted EPS from continuing operations.

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AVON PRODUCTS, INC.
SUPPLEMENTAL SCHEDULE
NON-GAAP FINANCIAL MEASURES
(Unaudited)
(In millions, except per share data)
This supplemental schedule provides adjusted Non-GAAP financial information and a quantitative reconciliation of the difference between the Non-GAAP financial measure and the financial measure calculated and reported in accordance with GAAP.

	SIX MONTHS ENDED JUNE 30, 2017
	Reported (GAAP)	CTI restructuring initiatives	Loss contingency	Adjusted (Non-GAAP)
Total revenue	$2,729.0	$—	$—	$2,729.0
Cost of sales	1,042.1	(0.1)	—	1,042.2
Selling, general and administrative expenses	1,624.4	30.4	18.2	1,575.8
Operating profit	62.5	30.3	18.2	111.0
(Loss) income before income taxes	(18.9)	30.3	18.2	29.6
Income taxes	(63.4)	(1.8)	—	(65.2)
Net loss	$(82.3)	$28.5	$18.2	$(35.6)

Diluted EPS	$(0.21)			$(0.11)

Gross margin	61.8%	—	—	61.8%
SG&A as a % of revenues	59.5%	(1.1)	(0.7)	57.7%
Operating margin	2.3%	1.1	0.7	4.1%
Effective tax rate	*			*

*Calculation not meaningful
Amounts in the table above may not necessarily sum because the computations are made independently.
Note: The diluted EPS impact for each Non-GAAP item on the table above is not provided due to the participation rights of the Series C convertible preferred stock. The Reported and Adjusted diluted EPS are calculated independently and factor in the participation rights of the Series C convertible preferred stock, and, therefore, would cause the amounts not to sum to Adjusted diluted EPS from continuing operations.

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AVON PRODUCTS, INC.
SUPPLEMENTAL SCHEDULE
(Unaudited)
(In millions, except per share data)

Approximate Impact of Foreign Currency
	Second-Quarter 2018		Half Year 2018
	Estimated impact ($ in millions)	Estimated impact on diluted EPS	Estimated impact ($ in millions)	Estimated impact on diluted EPS
Year-on-Year impact on Reported (GAAP) results:
Total revenue	(4) pts		(1) pt
Operating profit - transaction	$(5)	$(0.01)	$(10)	$(0.01)
Operating profit - translation	(5)	(0.01)	—	—
Total operating profit	$(10)	$(0.02)	$(10)	$(0.01)
Operating margin	(60) bps		(40) bps
Revaluation of working capital	$(15)	$(0.03)	$(15)	$(0.03)
Diluted EPS		$(0.05)		$(0.04)

Year-on-Year impact on Adjusted (Non-GAAP) results:
Adjusted operating profit - transaction	$(5)	$(0.01)	$(10)	$(0.01)
Adjusted operating profit - translation	(5)	(0.01)	—	—
Total Adjusted operating profit	$(10)	$(0.02)	$(10)	$(0.01)
Adjusted operating margin	(50) bps		(30) bps
Revaluation of working capital	$(15)	$(0.03)	$(15)	$(0.03)
Adjusted diluted EPS		$(0.05)		$(0.04)

Amounts in the table above may not necessarily sum because the computations are made independently.

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AVON PRODUCTS, INC.
SUPPLEMENTAL SCHEDULE
(Unaudited)
(In millions)

The Company adopted ASC 606, as a cumulative-effect adjustment to retained earnings, as of January 1, 2018. Comparative information for prior periods has not been restated. Therefore, this supplemental schedule provides balances without the adoption of ASC 606 to enhance comparability to the prior year. We applied the transition guidance to all outstanding contracts at January 1, 2018.
We recorded a cumulative-effect adjustment upon adoption of the new revenue recognition standard as of January 1, 2018 comprised of the following:

•	a reduction to retained earnings of $52.7 before taxes ($41.1 after tax), with a corresponding impact to deferred income taxes of $11.6;

•	a reduction to prepaid expenses and other of $54.9;

•	an increase to inventories of $39.3; and

•
an increase to other accrued liabilities of $37.1 due to the net impact of the establishment of a contract liability of $91.8 for deferred revenue where our performance obligations are not yet satisfied, which is partially offset by a reduction in the sales incentive accrual of $54.7.

The impact of the change in accounting standard on second-quarter 2018 performance is:

	Impact of change in revenue recognition standard
Line items impacted within the Consolidated Statements of Operations	Per consolidated financial statements	Adjustments		Balances excluding the impact of adopting ASC 606
Revenue
Net sales	$1,268.8	$(7.6)	(1)	$1,261.2
Other revenue	83.1	(50.5)	(2)	32.6
Total revenue	1,351.9	(58.1)		1,293.8

Costs and expenses
Cost of sales	539.7	(65.6)	(3)	474.1
Selling, general and administrative expenses	759.2	9.5	(4)	768.7
Operating profit	53.0	(2.0)		51.0
Loss before income taxes	(0.3)	(2.0)		(2.3)
Income taxes	(36.7)	(0.1)		(36.8)
Net loss	(37.0)	(2.1)		(39.1)
Net loss attributable to Avon	(36.1)	(2.1)		(38.2)

(1) Primarily relates to net impact of the timing of recognition of sales incentives.
(2) Relates to Representative fees (primarily brochure fees, late payment fees and certain other fees), which were reclassified from SG&A. Brochure fees were also impacted by the timing of recognition.
(3) Primarily relates to the cost of sales incentives and the cost of brochures paid for by Representatives, both of which were reclassified from SG&A and were also impacted by the timing of recognition.
(4) Relates to the cost of sales incentives, which were reclassified to cost of sales and were also impacted by the timing of recognition. This was partially offset by Representative fees, which were reclassified to other revenue.

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The impact of the change in accounting standard on the first and second-quarter 2018 performance is:

	Impact of change in revenue recognition standard
Line items impacted within the Consolidated Statements of Operations	Per consolidated financial statements	Adjustments		Balances excluding the impact of adopting ASC 606
Revenue
Net sales	$2,578.4	$(33.1)	(1)	$2,545.3
Other revenue	167.0	(105.3)	(2)	61.7
Total revenue	2,745.4	(138.4)		2,607.0

Costs and expenses
Cost of sales	1,119.4	(138.6)	(3)	980.8
Selling, general and administrative expenses	1,528.1	21.3	(4)	1,549.4
Operating profit	97.9	(21.1)		76.8
Income (loss) before income taxes	10.1	(21.1)		(11.0)
Income taxes	(68.2)	3.7		(64.5)
Net loss	(58.1)	(17.4)		(75.5)
Net loss attributable to Avon	(56.4)	(17.4)		(73.8)

(1) Primarily relates to net impact of the timing of recognition of sales incentives.
(2) Relates to Representative fees (primarily brochure fees, late payment fees and certain other fees), which were reclassified from SG&A. Brochure fees were also impacted by the timing of recognition.
(3) Primarily relates to the cost of sales incentives and the cost of brochures paid for by Representatives, both of which were reclassified from SG&A and were also impacted by the timing of recognition.
(4) Relates to the cost of sales incentives, which were reclassified to cost of sales and were also impacted by the timing of recognition. This was partially offset by Representative fees, which were reclassified to other revenue.

	Impact of change in revenue recognition standard
Line items impacted within the Consolidated Balance Sheets	Per consolidated financial statements	Adjustments		Balances excluding the impact of adopting ASC 606
Assets
Accounts receivable, net	$386.4	$(6.2)	(1)	$380.2
Inventories	662.2	(40.9)	(2)	621.3
Prepaid expenses and other	290.9	47.1	(2)	338.0
Other assets	573.9	(10.9)	(3)	563.0
Total assets	3,086.4	(10.9)		3,075.5
Liabilities, Series C Convertible Preferred Stock and Shareholders’ Deficit
Other accrued liabilities	400.9	(28.2)	(4)	372.7
Income taxes	8.6	(3.7)		4.9
Total current liabilities	1,383.6	(31.9)		1,351.7
Other liabilities	80.3	(1.4)		78.9
Total liabilities	3,517.1	(33.3)		3,483.8

Retained earnings	2,210.0	23.7	(5)	2,233.7
Accumulated other comprehensive loss	(1,014.4)	(1.3)		(1,015.7)
Total Avon shareholders’ deficit	(918.9)	22.4		(896.5)
Total shareholders’ deficit	(910.5)	22.4		(888.1)
Total liabilities, series C convertible preferred stock and shareholders’ deficit	3,086.4	(10.9)		3,075.5

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(1) Relates to sales returns, which were reclassified from a reduction of accounts receivable to a refund liability (within other accrued liabilities) and a returns asset (within prepaid expenses and other).
(2) Primarily relates to sales incentives and brochures, both of which were reclassified from prepaid expenses and other to     inventories, and were also impacted by the timing of recognition. In addition, prepaid expenses and other was impacted by the timing of recognition of brochures, as well as the reclassification of sales returns (described above).
(3) Relates to deferred tax assets associated with the cumulative-effect adjustment.
(4) Primarily relates to the contract liability for sales incentives, which is partially offset by the lower accrual for sales incentives. In addition, other accrued liabilities was impacted by the reclassification of sales returns (described above).
(5) Relates to the $41.1 cumulative-effect adjustment upon adoption of ASC 606, partially offset by the $17.4 net loss adjustment.

	Impact of change in revenue recognition standard
Line items impacted within the Consolidated Statements of Cash Flows	Per consolidated financial statements	Adjustments	Balances excluding the impact of adopting ASC 606
Net loss	$(58.1)	$(17.4)	$(75.5)
Other	3.2	1.7	4.9
Changes in assets and liabilities:
Accounts receivable	(50.0)	(2.4)	(52.4)
Inventories	(99.7)	1.6	(98.1)
Prepaid expenses and other	1.7	4.6	6.3
Accounts payable and accrued liabilities	(76.6)	20.3	(56.3)
Income and other taxes	(.3)	(3.7)	(4.0)
Noncurrent assets and liabilities	(2.6)	(4.7)	(7.3)

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Non-GAAP Financial Measures
To supplement the Company's financial results presented in accordance with GAAP, the Company discloses operating results that have been adjusted to exclude the impact of changes due to the translation of foreign currencies into U.S. dollars, including changes in: revenue, operating profit, Adjusted operating profit, operating margin and Adjusted operating margin. The Company also refers to these adjusted financial measures as constant dollar items, which are Non-GAAP financial measures. The Company believes these measures provide investors an additional perspective on trends and underlying business results. To exclude the impact of changes due to the translation of foreign currencies into U.S. dollars, the Company calculates current-year results and prior-year results at constant exchange rates, which are updated on an annual basis as part of the Company's budgeting process. Foreign currency impact is determined as the difference between actual growth rates and constant-dollar growth rates.
The Company also presents cost of sales, gross margin, selling, general and administrative expenses, selling, general and administrative expenses as a percentage of revenue, operating profit, operating margin, income (loss) before taxes, income taxes, net income (loss), diluted earnings (loss) per share and effective tax rate on a Non-GAAP basis. The Company refers to these Non-GAAP financial measures as "Adjusted." The Company has provided quantitative reconciliations of the Non-GAAP financial measures to the most directly comparable financial measures calculated and reported in accordance with GAAP. See "Supplemental Schedule - Non-GAAP Financial Measures" within this release for these quantitative reconciliations.
The Company uses Non-GAAP financial measures to evaluate its operating performance. These Non-GAAP measures should not be considered in isolation, or as a substitute for, or superior to, financial measures calculated in accordance with GAAP. The Company believes investors find the Non-GAAP information helpful in understanding the ongoing performance of operations separate from items that may have a disproportionate positive or negative impact on the Company's financial results in any particular period. The Company believes that it is meaningful for investors to be made aware of the impacts of: 1) CTI restructuring initiatives; and 2) one-time tax reserves associated with the Company's uncertain tax positions ("Special tax items"); and 3) a charge for a loss contingency related to a non-US pension plan ("Loss contingency").
The Special tax items include the impact during the first and second quarters of 2018 on the provision for income taxes in the Consolidated Statements of Operations due to one-time tax reserves of approximately $9.2 million and $5.5 million, respectively, associated with the Company's uncertain tax positions. There was no Special tax impact in 2017.

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